Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2019	2018	% Change	2019	2018	% Change
Southern Company[1] –
Operating Revenues	$5,995	$6,159	(2.7)%	$16,505	$18,158	(9.1)%
Earnings Before Income Taxes	1,712	1,845	(7.2)%	6,207	2,629	136.1%
Net Income Available to Common	1,316	1,164	13.1%	4,298	1,948	120.6%

Alabama Power –
Operating Revenues	$1,841	$1,740	5.8%	$4,762	$4,716	1.0%
Earnings Before Income Taxes	617	504	22.4%	1,288	1,140	13.0%
Net Income Available to Common	469	373	25.7%	982	857	14.6%

Georgia Power –
Operating Revenues	$2,755	$2,593	6.2%	$6,706	$6,601	1.6%
Earnings Before Income Taxes	1,094	926	18.1%	2,064	833	147.8%
Net Income Available to Common	839	664	26.4%	1,598	621	157.3%

Mississippi Power –
Operating Revenues	$370	$358	3.4%	$970	$956	1.5%
Earnings Before Income Taxes	80	61	31.1%	166	110	50.9%
Net Income Available to Common	65	47	38.3%	139	86	61.6%

Southern Power[1] –
Operating Revenues	$574	$635	(9.6)%	$1,527	$1,699	(10.1)%
Earnings Before Income Taxes	130	108	20.4%	301	96	213.5%
Net Income Available to Common	86	92	(6.5)%	316	235	34.5%

Southern Company Gas[1] –
Operating Revenues	$498	$492	1.2%	$2,661	$2,861	(7.0)%
Earnings (Loss) Before Income Taxes	(51)	362	(114.1)%	408	769	(46.9)%
Net Income (Loss) Available to Common	(29)	46	(163.0)%	347	294	18.0%

Notes

- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.

(1)
Financial comparisons to the prior year were impacted by (i) Southern Company Gas' disposition of: (a) Pivotal Home Solutions on June 4, 2018, (b) Elizabethtown Gas and Elkton Gas on July 1, 2018, and (c) Florida City Gas on July 29, 2018; (ii) the disposition of Southern Power Company’s ownership interest in (a) Plants Oleander and Stanton on December 4, 2018 and (b) Plant Nacogdoches on June 13, 2019; (iii) Southern Power Company's sale of (a) a 33% equity interest in a limited partnership indirectly owning substantially all of its solar facilities on May 22, 2018 and (b) a noncontrolling interest in its subsidiary owning eight operating wind facilities on December 11, 2018; and (iv) Southern Company's disposition of Gulf Power Company on January 1, 2019.